UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2004

Commission file number: 000-31667

MFC DEVELOPMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	13-3579974 (I.R.S. Employer Identification No.)

271 North Avenue, Suite 520

New Rochelle, NY 10801

(Address of principal executive offices)

(914) 636-3432

(Telephone number)

Item 5. Other Events

Acquisition Agreement

On March 26, 2004 MFC Development Corp. ("MFC" or the "registrant") signed an Acquisition Agreement with Creative Marketing Group, Inc, ("CMG") and its shareholders to acquire 100% of CMG's outstanding capital stock in exchange for shares of common stock of MFC.  After the closing, MFC shall issue approximately 7,900,000 shares (approximately 80%) of common stock to CMG stockholders and holders of CMG debt out of approximately 10,000,000 shares of common stock which will then be issued and outstanding.  The completion of the acquisition is subject to several conditions including, but not limited to, the closing of a private offering raising a minimum of $1,000,000 and a maximum of $2,500,000.

The approximately 7,900,000 shares of common stock to be issued to CMG stockholders and holders of CMG debt includes the following: (1) common stock and shares of common stock reserved for the conversion of the preferred stock which will be issued to the investors pursuant to the terms of the CMG private offering and (2) common stock which will be issued to certain individuals and entities in connection with the transaction.  In addition to the approximately 7,900,000 shares of common stock to be issued, MFC shall issue warrants to purchase common stock of MFC to the following: (1) the investors pursuant to the terms of the CMG private offering and (2) certain individuals and entities in connection with the transaction

CMG is a sales and marketing company which since the year 2000 has been exclusively working with a national brand name in the coffee industry which has a brand name recognition in excess of 90% among consumers.  In late 2002 CMG obtained exclusive licensing agreements permitting it to use the trademark of such national brand name in the production and sale of coffee and coffee filters through retailers, food service, hospitality and in-office locations throughout the United States.  CMG's relationship with this national brand name creates marketing opportunities to enhance the awareness and availability of such national brand name's coffee makers and the coffee and coffee filters which CMG may produce and sell under its licenses in the United States.

The acquisition of CMG by MFC is scheduled to be completed before June 1, 2004.  This Form 8-K contains certain forward-looking statements concerning possible acquisition activities, all of which are based upon assumptions made by the management of MFC and CMG and are not meant to be actual descriptions or predictions of the future.  Completion of the transaction described is subject to the satisfaction of a number of conditions and there can be no assurance that all of the conditions will be met or that the registrant will successfully complete the acquisition or that CMG will raise adequate funds in the private placement.  There can be no assurance that if those transactions are completed, that CMG or the registrant will be successful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

MFC DEVELOPMENT CORP.

April 9, 2004	/s/ VICTOR BRODSKY
Victor Brodsky Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)